Exhibit 10.2

Wuensch Consulting Group

April 29, 2000

Mr. Jack Wiesner

Chairman and Chief Executive Officer

Stage Stores Inc.

10201 Main Street

Houston, Texas 77025

Dear Jack;

The purpose of this letter is to document our agreement concerning the role that Wuensch

Consulting Group (WCG) will play in the reorganization and restructuring of Stage Stores Inc.

Role

Ron Wuensch will report directly to you and will be the point person for Stage Stores Inc.

on all reorganization issues including:

    Coordinating the activities of the professional team that you have assembled to develop a plan for reorganizing and restructuring Stage Stores Inc.;
    Assisting you in presenting the proposed plan for review and approval; and
    Coordinating the implementation of the approved plan of

reorganization and restructuring.

Fees and Expenses

Fees charged to Stage Stores Inc. will be calculated on an hourly basis. The hourly rate for Ron Wuensch will be calculated at $300 per hour. Staff hours will be calculated at $150 per hour. Out of pocket expenses such as travel, communication etc. will be reimbursed. Detailed time and expense bill will be presented for payment every two weeks.

Due to the nature of this assignment, a retainer of $50,000 will be required.

Wuensch Consulting Group

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Please indicate your acceptance of this agreement by signing and returning one copy.

Sincerely,

/s/Ron Wuensch

Ronald W. Wuensch

Accepted

By: /s/John J. Wiesner

Title: Chairman, President & CEO

Date: 5/5/00